Exhibit 99.1

News Release

Contact:

J. Mario Molina, M.D.

President and Chief Executive Officer

562-435-3666

MOLINA HEALTHCARE REPORTS

FOURTH QUARTER AND YEAR-END RESULTS

Long Beach, California (February 11, 2004) — Molina Healthcare, Inc. (NYSE: MOH), a multi-state managed care organization providing quality care and accessible services to low-income families and individuals, today announced results for the fourth quarter and year ended December 31, 2003.

Net income for the quarter and year ended December 31, 2003, respectively, was $11.9 million ($0.46 per diluted share) and $42.5 million ($1.88 per diluted share). Net income for the quarter and year ended December 31, 2002, respectively, was $4.9 million ($0.24 per diluted share) and $30.5 million ($1.48 per diluted share). Results for the quarter and year ended December 31, 2002, included a charge for stock option settlements of $7.8 million, which reduced after-tax net income by approximately $4.9 million.

Net cash provided by operating activities was $45.6 million for the year ended December 31, 2003.

The Company’s Michigan HMO added approximately 32,000 members on October 1, 2003, and 9,400 members on August 1, 2003, as a result of acquiring additional Medicaid contracts from other health plans.

The fourth quarter of 2003 also saw a continued decline in the Company’s reliance upon its California subsidiary. Premium revenue earned by that HMO was less than one third of total premium revenue earned in the quarter.

J. Mario Molina, M.D., president and chief executive officer of Molina Healthcare, stated “During 2003, we have demonstrated that our focus on quality care and appropriate access to care leads to strong financial performance that adds value for investors. Continued quality care to our members, savings to government and solid financial results demonstrate that we continue to excel at meeting the needs of our constituents.”

Financial Results – Comparison of Quarters Ended December 31, 2003 and 2002

Net income for the fourth quarter of 2003 was $11.9 million ($0.46 per diluted share) as compared with net income in the prior-year quarter of $4.9 million ($0.24 per diluted share). Charges for certain stock option settlements reduced fourth quarter 2002 net income by approximately $4.9 million ($0.24 per diluted share).

Diluted earnings per share for the fourth quarter of 2003 were calculated based upon diluted shares outstanding of 25.7 million, which was an increase of approximately 5.2 million diluted shares over the prior year’s 20.5 million diluted shares. The increase in diluted shares was principally the result of the Company’s issuance of 7.59 million shares in its July 2003 initial public offering of common stock, partially offset by the Company’s repurchase of approximately 2.32 million shares.

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One Golden Shore Drive, Long Beach, CA 90802

562-435-3666 (p); 562-437-1335 (f)

www.molinahealthcare.com

MOH Announces Fourth Quarter and Year-End Results

February 11, 2004

Premium revenues for the fourth quarter of 2003 were $208.0 million, representing an increase of $34.4 million (19.8%) over 2002 premium revenue of $173.6 million. Membership growth contributed $27.8 million to the increase in premium revenue, representing an increase of 16.0% over 2002 premium revenue. Member months (defined as the aggregation of each month’s membership for the period) for the fourth quarter of 2003 were 15.4% higher than in the fourth quarter of 2002.

Increases in premium rates and proportionally greater increases in membership in those states with higher premium rates contributed approximately $6.6 million of additional premium revenue in the fourth quarter of 2003, representing an increase of 3.8% over 2002 premium revenue. For the fourth quarter of 2003, 45.2% of the Company’s membership (generating 32.5% of premium revenue) was in California, where premiums on a per member per month basis are substantially less than in Washington, Michigan and Utah. For the fourth quarter of 2002, California membership comprised 51.8% of total enrollment while generating 38.7% of premium revenue.

Medical care costs were $172.9 million for the fourth quarter of 2003, representing 83.0% of premium and other operating revenue, as compared to $143.4 million (82.0% of premium and other operating revenue) for the fourth quarter of 2002. The increase in the medical care ratio was due to increases in specialty physician, inpatient and pharmacy expenses.

Marketing, general and administrative expenses were $14.8 million for the fourth quarter of 2003, representing 7.1% of operating revenue, as compared to $15.6 million (after excluding $7.8 million in stock option settlement expenses), or 8.9% of total operating revenue, for the fourth quarter of 2002. MG&A expense decreased as a percentage of operating revenue due to the Company’s ability to integrate increased membership into its existing administrative infrastructure.

Financial Results – Comparison of Years Ended December 31, 2003 and 2002

Net income was $42.5 million ($1.88 per diluted share) for the year ended December 31, 2003, as compared with $30.5 million ($1.48 per diluted share) for the year ended December 31, 2002. After adjusting for the $4.9 million after tax impact of the previously discussed stock option settlement charge, net income increased by approximately $7.1 million, or 20.1%.

Premium revenues for the year ended December 31, 2003, were $789.5 million, representing an increase of $150.2 million (23.5%) over 2002 premium revenue of $639.3 million. Membership growth contributed $109.5 million to the increase in revenue, representing an increase of 17.1% over 2002 premium revenue.

Year-over-year enrollment increased 15.3% to 564,000 members at December 31, 2003, from 489,000 members at the same date in 2002. Member months for all of 2003 were 16.1% higher than in 2002. Membership growth was most pronounced at the Company’s Michigan HMO, which saw year-over-year enrollment increase to 82,000 from 33,000. The Michigan HMO added 32,000 and 9,400 members in the fourth and third quarters of 2003, respectively, as a result of the acquisition of Medicaid contracts from other health plans.

Increases in premium rates and proportionally greater increases in membership in those states with higher premium rates contributed approximately $40.7 million of additional premium revenue for the year ended December 31, 2003, representing an increase of 6.4% over 2002 premium revenue.

Medical care costs for the year ended December 31, 2003, were $657.9 million, representing 83.1% of premium and other operating revenue, as compared with $530.0 million (82.5% of premium and other operating revenue) for 2002. The increase in the medical care ratio was due to increases in

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MOH Announces Fourth Quarter and Year-End Results

February 11, 2004

specialty physician, inpatient and pharmacy expenses, partially offset by reduced capitation costs. Additionally, medical margins in 2003 were reduced by changes in the state of Washington’s method of compensating the Company for certain healthcare costs reimbursed by the Supplemental Security Income program.

MG&A expenses for the year ended December 31, 2003, were $61.5 million as compared with $53.4 million (after excluding $7.8 million in stock option settlement expenses) for the year ended December 31, 2002. The increase was primarily due to an increase in premium tax expense of $4.2 million in 2003. MG&A expenses as a percentage of total operating revenue were 7.8% for the year ended December 31, 2003, as compared with 8.3% (adjusted for the stock option settlement charge) for 2002.

Income Taxes

Income tax expense for the year ended December 31, 2003, was reduced by approximately $1.0 million ($0.04 per diluted share) due to California Economic Development Credits realized in 2003 related to prior periods that the Company is recovering through amended state tax returns. The Company continues to validate prior year credits and expects to recognize additional tax benefits in 2004 as claims are filed.

Cash Flow

Net cash provided by operating activities for the year ended December 31, 2003, was $45.6 million, compared with $45.7 million for the year ended December 31, 2002.

Net cash provided by operating activities was adversely affected by an increase of $24.1 in accounts receivable between December 31, 2002 and December 31, 2003. Of this increase, approximately $13.8 million was due from the state of Utah. Effective July 1, 2002, the Company entered into an agreement with the state of Utah calling for reimbursement of medical costs incurred in serving the Company’s members plus 9% of medical costs as an administrative fee. Additional revenue may ultimately be recognized under this contract if certain cost savings (as defined in the contract) are realized. The Company bills the state of Utah monthly for actual paid healthcare claims plus the 9% administrative fee. The Company’s receivable balance from the state also includes amounts estimated for incurred but not reported claims, which, along with the related administrative fees, are not billable to the state until such claims are actually paid. This portion of the receivable balance has been declining since June 2003, when a total of $40.1 million was due from the state. Accounts receivable from the state of California were $10.6 million higher at December 31, 2003 than at December 31, 2002. Substantially all amounts due from California at December 31, 2003, were collected in January of 2004. The effect upon net cash provided by operating activities of the increase in accounts receivable was partially offset by an increase of $14.7 million in medical claims and benefits payable.

At December 31, 2003, the Company had cash and short-term investments of approximately $240.7 million.

Membership

The following table details the Company’s year-end membership by state at December 31, 2003 and 2002:

	2003	2002	% Increase
Michigan	82,000	33,000	148.5%
Washington	183,000	161,000	13.7%
California	254,000	253,000	0.4%
Utah	45,000	42,000	7.1%

Total	564,000	489,000	15.3%

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MOH Announces Fourth Quarter and Year-End Results

February 11, 2004

The following table details member months reported by state for the quarter and year ended December 31, 2003 and 2002:

	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Michigan	241,851	100,987	584,727	352,354
Washington	545,974	481,421	2,142,226	1,802,138
California	764,140	757,713	3,063,036	2,953,417
Utah	137,394	123,588	536,675	340,774

Total	1,689,359	1,463,709	6,326,664	5,448,683

Guidance

The Company expects net income for the first quarter of 2004 will be in the range of $10.1 million to $10.4 million, with earnings per diluted share in the range of $0.39 to $0.40. For the full year, net income will be in the range of $47.5 million to $50.2 million, with earnings per diluted share in the range of $1.83 to $ 1.93. These estimates assume an effective tax rate of 37.5%, which does not take into account any favorable state tax credits the Company might receive from prior periods during 2004. Additionally, the estimates do not take into account the favorable one-time effect of $1.1 million (pretax) on earnings that will likely arise from the termination of a split dollar life insurance arrangement between the Company and a related party. All estimates assume an average of 26.0 million diluted shares outstanding in 2004.

Conference Call

The live broadcast of Molina Healthcare’s conference call will begin at 5:30 p.m. Eastern Time today, February 11, 2004. A 30-day online replay will be available beginning approximately one hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.molinahealthcare.com or at www.fulldisclosure.com.

Molina Healthcare, Inc. is a rapidly growing, multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other programs for low-income families and individuals. The Company currently operates health plans in California, Washington, Michigan and Utah.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s third-party contracts, the Company’s ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations or the interpretation thereof, reduction in provider payments by governmental payors, disasters, numerous other factors affecting the delivery and cost of healthcare and other risks as detailed from time to time in the Company’s registration statement and reports and filings with the Securities and Exchange Commission. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.

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MOH Announces Fourth Quarter and Year-End Results

February 11, 2004

MOLINA HEALTHCARE, INC.

CONSOLIDATED INCOME STATEMENTS

(Dollars in thousands, except for per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Premium revenue	$207,987	$173,579	$789,536	$639,295
Other operating revenue	315	1,400	2,247	2,884
Investment income	626	652	1,761	1,982

Total operating revenue	208,928	175,631	793,544	644,161
Expenses:
Medical care costs:
Medical services	50,786	47,092	212,111	177,584
Hospital and specialty services	99,711	81,452	374,076	296,347
Pharmacy	22,363	14,902	71,734	56,087

Total medical care costs	172,860	143,446	657,921	530,018
Marketing, general and administrative expenses	14,813	23,383	61,543	61,227
Depreciation and amortization	2,044	1,443	6,333	4,112

Total expenses	189,717	168,272	725,797	595,357

Operating income	19,211	7,359	67,747	48,804
Other income (expense):
Interest expense	(302)	(225)	(1,452)	(438)
Other, net	12	89	118	33

Total other expense	(290)	(136)	(1,334)	(405)

Income before income taxes	18,921	7,223	66,413	48,399
Provision for income taxes	7,055	2,315	23,896	17,891

Net income	$11,866	$4,908	$42,517	$30,508

Net income per share:
Basic	$0.47	$0.25	$1.91	$1.53

Diluted	$0.46	$0.24	$1.88	$1.48

Weighted average number of common shares and potential dilutive common shares outstanding	25,719,000	20,510,000	22,629,000	20,609,000

Operating Statistics:
Medical care ratio (1)	83.0%	82.0%	83.1%	82.5%
Marketing, general and administrative expense ratio (2)	7.1%	8.9%	7.8%	8.3%
Members (3)	564,000	489,000
Days in claims payable	58.6	62.5

(1)	Medical care ratio represents medical care costs as a percentage of premium and other operating revenue.
(2)	Marketing, general and administrative expense ratio represents such expenses as a percentage of total operating revenue. For purposes of calculating this ratio for the three months and year ended December 31, 2002, marketing general and administrative expenses have been reduced by $7.796 million to adjust for the effect of a charge for stock option settlements in November 2002.
(3)	Number of members at end of period.

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MOH Announces Fourth Quarter and Year-End Results

February 11, 2004

MOLINA HEALTHCARE, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	Dec. 31, 2003	Dec. 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$141,850	$139,300
Investments	98,822	—
Receivables	53,689	29,591
Income taxes receivable	—	904
Deferred income taxes	2,442	2,083
Prepaid and other current assets	5,254	5,682

Total current assets	302,057	177,560
Property and equipment, net	18,380	13,660
Goodwill and intangible assets, net	12,284	6,051
Restricted investments	2,000	2,000
Deferred income taxes	1,996	2,287
Advances to related parties and other assets	7,868	3,408

Total assets	$344,585	$204,966

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims and benefits payable	$105,540	$90,811
Accounts payable and accrued liabilities	11,419	12,074
Income taxes payable	2,882	—
Current maturities of long-term debt	—	55

Total current liabilities	119,841	102,940
Long-term debt, less current maturities	—	3,295
Other long-term liabilities	3,422	3,464

Total liabilities	123,263	109,699
Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $0.001 par value; 80,000,000 shares authorized; issued and outstanding: 25,373,785 shares at December 31, 2003, and 20,000,000 shares at December 31, 2002	25	5
Preferred stock, $0.001 par value; 20,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	103,854	—
Accumulated other comprehensive income	54	—
Retained earnings	137,779	95,262
Treasury stock (1,201,174 shares, at cost)	(20,390)	—

Total stockholders’ equity	221,322	95,267

Total liabilities and stockholders’ equity	$344,585	$204,966

MOH Announces Fourth Quarter and Year-End Results

February 11, 2004

MOLINA HEALTHCARE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31,
	2003	2002
	(Unaudited)
Operating activities
Net income	$42,517	$30,508
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,333	4,112
Amortization of capitalized credit facility fees	525	—
Deferred income taxes	(101)	(1,332)
Stock-based compensation	1,236	860
Loss on disposal of property and equipment	—	38
Changes in operating assets and liabilities:
Receivables	(24,098)	(8,513)
Prepaid and other current assets	1,057	(2,838)
Medical claims and benefits payable	14,729	26,711
Accounts payable and accrued liabilities	(655)	1,171
Income taxes payable and receivable	4,008	(4,991)

Net cash provided by operating activities	45,551	45,726

Investing activities
Purchase of equipment	(8,352)	(6,206)
Purchases of investments	(196,762)	—
Dispositions and maturities of investments	98,027	—
Other long-term liabilities	1,137	234
Net cash paid in purchase transactions	(8,934)	(3,250)
Advances to related parties and other assets	(3,727)	97

Net cash used in investing activities	(118,611)	(9,125)

Financing activities
Issuance of common stock	119,583	—
Payment of credit facility fees	(1,887)	—
Repayment of mortgage note	(3,350)	—
Borrowings under credit facility	8,500	—
Repayments under credit facility	(8,500)	—
Principal payments on notes payable	—	(51)
Purchase and retirement of common stock	(19,610)	—
Proceeds from exercise of stock options	72	—
Proceeds from employee stock purchases	1,192	—
Purchase of treasury stock	(20,390)	—

Net cash provided by (used for) financing activities	75,610	(51)

Net increase in cash and cash equivalents	2,550	36,550
Cash and cash equivalents at beginning of period	139,300	102,750

Cash and cash equivalents at end of period	$141,850	$139,300

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MOH Announces Fourth Quarter and Year-End Results

February 11, 2004

MOLINA HEALTHCARE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year Ended December 31,
	2003	2002
	(Unaudited)
Supplemental cash flow information
Cash paid during the period for:
Income taxes	$22,967	$24,215

Interest	$631	$352

Schedule of non-cash investing and financing activities:
Reclassification of accrued stock compensation expense to additional paid-in capital	$2,415	$—

Tax benefit from stock option exercises recorded as additional paid-in capital	$222	$—

Change in unrealized gain on investments	$87	$—
Deferred income taxes	(33)	—

Net unrealized gain on investments	$54	$—

Fair value of assets acquired in purchase transactions	$8,934	$3,250

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MOH Announces Fourth Quarter and Year-End Results

February 11, 2004

MOLINA HEALTHCARE, INC.

CHANGE IN MEDICAL CLAIMS AND BENEFITS PAYABLE

(Dollars in thousands)

The following table shows the components of the change in medical claims and benefits payable for the years ending December 31, 2003 and 2002:

	Year Ended December 31,
	2003	2002
	(Unaudited)
Balances at beginning of period	$90,811	$64,100
Components of medical care costs related to:
Current year	672,881	534,349
Prior years	(14,960)	(4,331)

Total medical care costs	657,921	530,018
Payments for medical care costs related to:
Current year	572,845	452,712
Prior years	70,347	50,595

Total paid	643,192	503,307

Balances at end of period	$105,540	$90,811

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